Bay Banks of Virginia announces retirements and workforce reduction

KILMARNOCK, Va., Dec. 18, 2015 /PRNewswire/ -- Bay Banks of Virginia, Inc. (OTCQB: BAYK), holding company for Bank of Lancaster and Bay Trust Company, announces retirements and workforce reduction.

Bay Banks President and CEO Randal R. Greene reports an early retirement package was recently offered to Company employees 55 years of age or older with 10 or more years of service. Five employees have opted to take the early retirement.

The Company has seen lobby traffic decline substantially over the past several years, due in great part to the increase in technology and the many alternative retail delivery channels available to our customers. As management analyzed operations, the Company made the decision to eliminate 9 positions for a total annual savings of $418,000, not including severance costs of $133,000. With this reduction in workforce, which will take place by December 31, 2015, assets per employee will improve from $3.5 million to $3.8 million at year end 2015.

Greene advised that the Bay Banks management team and Board of Directors will continue to focus on earnings improvements.

About Bay Banks of Virginia, Inc.
Bay Banks of Virginia, Inc. is the bank holding company for Bank of Lancaster and Bay Trust Company. Founded in 1930, Bank of Lancaster is a state-chartered community bank headquartered in Kilmarnock, Virginia. With eight banking offices located throughout the Northern Neck region, a residential lending production office in Middlesex County, and two banking offices in Richmond, Virginia, the bank serves businesses, professionals and consumers with a wide variety of financial services, including retail and commercial banking, investment services, and mortgage banking. Bay Trust Company provides management services for personal and corporate trusts, including estate planning, estate settlement and trust administration.

For further information, contact Randal R. Greene, President and Chief Executive Officer, at 800-435-1140 or inquiries@baybanks.com.

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